EXHIBIT 99.1

BJ's Restaurants, Inc. to Webcast Analyst Day Presentations on February 27

HUNTINGTON BEACH, Calif., Feb. 21, 2014 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today announced that it will webcast the Company's Analyst Day presentations beginning at 8:30 a.m. PT (11:30 a.m. ET) on Thursday, February 27, 2014. The Analyst Day will include presentations from Greg Trojan, President and Chief Executive Officer, and Chief Financial Officer, Greg Levin, as well as other members of the senior management team. Management's presentations will address the Company's near and long term strategic focus and financial growth. The webcast will include a question and answer session for in-person attendees following management's presentations.

Interested parties may access the live webcast and presentation slides by visiting the "Investors" page of the Company's website located at http://www.bjsrestaurants.com, and then selecting "Presentations." Please log on at least ten minutes in advance to download the slide presentations and to ensure you are connected to the webcast prior to its initiation. A replay of the Analyst Day webcast will be available for thirty days at http://www.bjsrestaurants.com (select "Investors" followed by "Presentations").

BJ's Restaurants, Inc. currently owns and operates 147 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse®, BJ's Pizza & Grill® and BJ's Grill® brand names. BJ's Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries in addition to using independent third party brewers to produce and distribute BJ's critically acclaimed proprietary craft beers throughout the chain. The Company's restaurants are located in California (64), Texas (29), Florida (15), Arizona (6), Colorado (5), Nevada (5), Ohio (4), Washington (4), Oklahoma (3), Oregon (3), Kentucky (2), Virginia (2), Indiana (1), Kansas (1), Louisiana (1), Maryland (1) and New Mexico (1). Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

CONTACT: Greg Levin
         BJ's Restaurants, Inc.
         (714) 500-2400

         or

         JCIR
         (212) 835-8500
         bjri@jcir.com